Exhibit 99.1

TransEnterix, Inc. Reports Operating and Financial Results for the Second Quarter 2018

RESEARCH TRIANGLE PARK, N.C.—(BUSINESS WIRE)—TransEnterix, Inc. (NYSE American:TRXC), a medical device company that is digitizing the interface between the surgeon and the patient to improve minimally invasive surgery, today announced its operating and financial results for the second quarter 2018.

Recent Highlights

•	Total revenue of $6.4 million, including the sale of four Senhance Systems

•	Received FDA clearance for expanded indications for use for Senhance System

•	Filed FDA 510(k) submission for additional Senhance System Instruments including 3mm diameter instruments

•	Entered into financing agreement providing the company with up to $40 million in term loans

“Our performance during the second quarter was solid as we continued to drive system sales both in the U.S. and abroad, while simultaneously making significant progress towards our 2018 goals, including the expansion of Senhance’s indications for use and broadening our portfolio of instruments,” said Todd M. Pope, President and CEO at TransEnterix. “We look forward to leveraging the significant progress we made during the first half of the year to drive increased global adoption of our Senhance System.”

Commercial and Clinical Update

In the quarter ended June 30, 2018, the Company sold four Senhance Systems, with one sold in the U.S. and three sold in the EMEA (Europe, Middle East, and Africa) region.

On May 29, 2018, the Company received FDA 510(k) clearance for expanded indications of its Senhance System for laparoscopic inguinal hernia and laparoscopic cholecystectomy (gallbladder removal) surgery. There are approximately 760,000 inguinal hernia and 1.2 million laparoscopic cholecystectomy procedures performed annually in the U.S. With this clearance, Senhance System’s total addressable annual procedures in the U.S. has more than doubled to over three million.

On June 7, 2018, the Company announced that it had filed an FDA 510(k) submission for additional Senhance System instruments, including 3 millimeter diameter instruments.

Second Quarter Financial Highlights

For the three months ended June 30, 2018, the Company reported revenue of $6.4 million as compared to revenue of $1.6 million in the three months ended June 30, 2017. Revenue in the second quarter of 2018 included $4.7 million in system sales, $1.5 million in instruments and accessories, and $200 thousand in services.

For the three months ended June 30, 2018, total net operating expenses were $18.5 million, as compared to $13.1 million in the three months ended June 30, 2017.

For the three months ended June 30, 2018, net loss was $34.2 million, or $0.17 per share, as compared to a net loss of $14.7 million, or $0.11 per share, in the three months ended June 30, 2017.

For the three months ended June 30, 2018, adjusted net loss was $11.7 million, or $0.06 per share, as compared to an adjusted net loss of $11.2 million, or $0.08 per share in the three months ended June 30, 2017, after adjusting for expenses related to the sale of SurgiBot assets, loss on extinguishment of debt, and non-cash charges for amortization of intangible assets, change in fair value of contingent consideration, and change in fair value of warrant liabilities.

On May 23, 2018, the Company entered into a loan and security agreement providing the company with up to $40.0 million in term loans. The initial tranche of the term loan, $20 million, was received at closing. The Company will be eligible to draw on the second tranche of $10 million upon achievement of certain Senhance System revenue-related milestones for its 2018 fiscal year, and a third tranche of $10 million upon achievement of designated trailing six months GAAP net revenue from Senhance sales. On the date of closing, the Company repaid all amounts owed under their previous loan provider.

The Company had cash and restricted cash of approximately $98.5 million as of June 30, 2018. The Company now anticipates that it has sufficient cash to fund the business into 2020, exclusive of the $20 million in potential future debt tranches.

Conference Call

TransEnterix, Inc. will host a conference call on Tuesday, August 7, 2018 at 8:30 AM ET to discuss its second quarter 2018 operating and financial results. To listen to the conference call on your telephone, please dial (844) 804-5261 for domestic callers or (612) 979-9885 for international callers and reference conference ID 4388237 approximately ten minutes prior to the start time. To access the live audio webcast or archived recording, use the following link http://ir.transenterix.com/events.cfm. The replay will be available on the Company’s website.

About TransEnterix

TransEnterix is a medical device company that is digitizing the interface between the surgeon and the patient to improve minimally invasive surgery by addressing the clinical and economic challenges associated with current laparoscopic and robotic options in today’s value-based healthcare environment. The Company is focused on the commercialization of the Senhance™ Surgical System, which digitizes laparoscopic minimally invasive surgery. The system allows for robotic precision, haptic feedback, surgeon camera control via eye sensing and improved ergonomics while offering responsible economics. The Senhance Surgical System is available for sale in the US, the EU and select other countries. For more information, visit www.transenterix.com.

Non-GAAP Measures

The adjusted net loss and adjusted net loss per share presented in this press release are non-GAAP measures. The adjustments relate to the gain from sale of SurgiBot assets, amortization of intangible assets, change in fair value of contingent consideration, change in fair value of warrant liabilities, and loss on extinguishment of debt. These financial measures are presented on a basis other than in accordance with U.S. generally accepted accounting principles (“Non-GAAP Measures”). In the tables that follow under “Reconciliation of Non-GAAP Measures,” we present adjusted net loss and adjusted net loss per share, reconciled to their comparable GAAP measures. These items are adjusted because they are not operational or because these charges are non-cash or non-recurring and management believes these adjustments are meaningful to understanding the Company’s performance during the periods presented. These Non-GAAP Measures should be considered a supplement to, not a substitute for, or superior to, the corresponding financial measures calculated in accordance with GAAP.

Forward-Looking Statements

This press release includes statements relating to the 2018 second quarter results and plans for 2018 and beyond. These statements and other statements regarding our future plans and goals constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control and which may cause results to differ materially from expectations and include whether we have made significant progress towards our 2018 goals, including the expansion of Senhance’s indications for use and broadening our portfolio of instruments; whether we can leverage the significant progress from the first half of the year to drive increased global adoption of our Senhance System and whether the Company has sufficient cash to fund the business into 2020, exclusive of the $20 million in potential future debt tranches. For a discussion of the risks and uncertainties associated with TransEnterix’s business, please review our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 8, 2018 and our other filings we make with the SEC. You are cautioned not to place undue reliance on these forward looking statements, which are based on our expectations as of the date of this press release and speak only as of the origination date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

TransEnterix, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenue	$6,389	$1,584	$11,156	$3,530
Cost of revenue	3,732	972	6,287	2,306

Gross profit	2,657	612	4,869	1,224

Operating Expenses (Income)
Research and development	5,281	5,070	10,546	11,925
Sales and marketing	6,046	3,749	12,016	7,472
General and administrative	3,627	2,719	6,303	5,768
Amortization of intangible assets	2,743	1,687	5,570	3,323
Change in fair value of contingent consideration	812	(774)	1,439	453
Issuance costs for warrants	—	627	—	627
Gain from sale of SurgiBot assets, net	37	—	(11,959)	—

Total Operating Expenses (Income)	18,546	13,078	23,915	29,568

Operating Loss	(15,889)	(12,466)	(19,046)	(28,344)

Other Income (Expense)
Change in fair value of warrant liabilities	(17,507)	(2,326)	(15,678)	(2,326)
Interest expense, net	(1,736)	(622)	(2,122)	(956)
Other income (expense)	1	(40)	(57)	(100)

Total Other Income (Expense), net	(19,242)	(2,988)	(17,857)	(3,382)

Loss before income taxes	$(35,131)	$(15,454)	$(36,903)	$(31,726)
Income tax benefit	883	741	1,773	1,599

Net loss	$(34,248)	$(14,713)	$(35,130)	$(30,127)

Other comprehensive loss
Foreign currency translation (loss) gain	(4,398)	5,430	(2,090)	6,563

Comprehensive loss	$(38,646)	$(9,283)	$(37,220)	$(23,564)

Net loss per share – basic and diluted	$(0.17)	$(0.11)	$(0.17)	$(0.24)

Weighted average common shares outstanding – basic and diluted	204,504	132,386	202,214	127,052

TransEnterix, Inc.

Consolidated Balance Sheets

(in thousands, except share amounts)

	June 30, 2018	December 31, 2017
	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$97,743	$91,217
Accounts receivable, net	2,210	1,536
Inventories	11,040	10,817
Interest receivable	104	80
Other current assets	7,243	9,344

Total Current Assets	118,340	112,994

Restricted cash	750	6,389
Property and equipment, net	6,676	6,670
Intellectual property, net	45,909	52,638
Goodwill	70,813	71,368
Other long term assets	259	192

Total Assets	$242,747	$250,251

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$4,108	$3,771
Accrued expenses	10,270	10,974
Deferred revenue	1,083	1,088
Deferred gain from sale of SurgiBot assets	—	7,500
Contingent consideration – current portion	547	719
Notes payable – current portion, net of debt discount	—	4,788

Total Current Liabilities	16,008	28,840
Long Term Liabilities
Contingent consideration – less current portion	12,915	11,699
Notes payable – less current portion, net of debt discount	18,952	8,385
Warrant liabilities	22,708	14,090
Net deferred tax liabilities	6,446	8,389

Total Liabilities	77,029	71,403
Commitments and Contingencies
Stockholders’ Equity
Common stock $0.001 par value, 750,000,000 shares authorized at June 30, 2018 and December 31, 2017; 207,712,291 and 199,282,003 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	207	199
Additional paid-in capital	645,332	621,261
Accumulated deficit	(482,759)	(447,640)
Accumulated other comprehensive income	2,938	5,028

Total Stockholders’ Equity	165,718	178,848

Total Liabilities and Stockholders’ Equity	$242,747	$250,251

TransEnterix, Inc.

Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Six Months Ended June 30,
	2018	2017
Operating Activities
Net loss	$(35,130)	$(30,127)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Gain from sale of SurgiBot assets, net	(11,959)	—
Depreciation	1,277	1,142
Amortization of intangible assets	5,570	3,323
Amortization of debt discount and debt issuance costs	495	43
Stock-based compensation	4,204	3,679
Deferred tax benefit	(1,799)	(1,580)
Loss on extinguishment of debt	1,400	308
Change in fair value of warrant liabilities	15,678	2,326
Change in fair value of contingent consideration	1,439	453
Changes in operating assets and liabilities:
Accounts receivable	(762)	(487)
Interest receivable	(24)	39
Inventories	(1,560)	(862)
Other current and long term assets	1,905	(1,473)
Accounts payable	404	(1,909)
Accrued expenses	(359)	(390)
Deferred revenue	31	—

Net cash and cash equivalents used in operating activities	(19,190)	(25,515)

Investing Activities
Proceeds related to sale of SurgiBot assets, net	4,496	—
Purchase of property and equipment	(358)	(1,397)
Purchase of intellectual property	—	(398)
Proceeds from sale of property and equipment	32	—

Net cash and cash equivalents provided by (used in) investing activities	4,170	(1,795)

Financing Activities
Payment of notes payable	(15,305)	(13,343)
Proceeds from issuance of debt and warrants, net of issuance costs	18,870	13,196
Payment of contingent consideration	(395)	—
Proceeds from issuance of common stock and warrants, net of issuance costs	2	29,193
Taxes paid related to net share settlement of vesting of restricted stock units	—	(168)
Proceeds from issuance of common stock related to sale of SurgiBot assets	3,000	—
Proceeds from exercise of stock options and warrants	9,813	—

Net cash and cash equivalents provided by financing activities	15,985	28,878

Effect of exchange rate changes on cash and cash equivalents	(78)	2

Net increase in cash, cash equivalents and restricted cash	887	1,570
Cash, cash equivalents and restricted cash, beginning of period	97,606	34,590

Cash, cash equivalents and restricted cash, end of period	$98,493	$36,160

Supplemental Disclosure for Cash Flow Information
Interest paid	$599	$368
Supplemental Schedule of Noncash Investing and Financing Activities
Transfer of inventories to property and equipment	$1,055	$—
Issuance of common stock as contingent consideration	$—	$5,227
Relative fair value of warrants issued with debt	$—	$300
Reclass of warrant liability to common stock and additional paid-in capital	$7,060	$—

TransEnterix, Inc.

Reconciliation of Non-GAAP Measures

Adjusted Net Loss and Net Loss per Share

(in thousands except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
(Unaudited, U.S. Dollars, in thousands)
Net loss	$(34,248)	$(14,713)	$(35,130)	$(30,127)
Adjustments
Gain from sale of SurgiBot assets, net	37	—	(11,959)	—
Amortization of intangible assets	2,743	1,687	5,570	3,323
Change in fair value of contingent consideration	812	(774)	1,439	453
Change in fair value of warrant liabilities	17,507	2,326	15,678	2,326
Loss on extinguishment of debt	1,400	308	1,400	308

Adjusted net loss	$(11,749)	$(11,166)	$(23,002)	$(23,717)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
(Unaudited, per diluted share)
Net loss per share	$(0.17)	$(0.11)	$(0.17)	$(0.24)
Adjustments
Gain from sale of SurgiBot assets	0.00	—	(0.06)	—
Amortization of intangible assets	0.01	0.02	0.03	0.03
Change in fair value of contingent consideration	0.00	(0.01)	0.00	0.00
Change in fair value of warrant liabilities	0.09	0.02	0.08	0.02
Loss on extinguishment of debt	0.01	0.00	0.01	0.00

Adjusted net loss per share	$(0.06)	$(0.08)	$(0.11)	$(0.19)

The non-GAAP financial measures for the three and six months ended June 30, 2018 and 2017 provide management with additional insight into its results of operations and are calculated using the following adjustments:

a)	Gain from sale of SurgiBot assets relates to amounts received from Great Belief International Limited in excess of the carrying amount of the assets sold.
b)	Intangible assets that are amortized consist of developed technology and purchased patent rights recorded at cost and amortized over 5 to 10 years.
c)

Contingent consideration in connection with the acquisition of the Senhance System in 2015 is recorded as a liability and is the estimate of the fair value of potential milestone payments related to business acquisitions. Contingent consideration is measured at fair value using a discounted cash flow model utilizing significant unobservable inputs including the probability of achieving each of the potential milestones and an estimated discount rate associated with the risks of the expected cash flows attributable to the various milestones. Significant increases or decreases in any of the probabilities of success or changes in expected timelines for achievement of any of these milestones would result in a significantly higher or lower fair value of these milestones, respectively, and commensurate changes to the associated liability. The contingent consideration is revalued at each reporting period and changes in fair value are recognized in the consolidated statements of operations and comprehensive loss.

d)

The Company’s Series A and Series B Warrants are measured at fair value using a simulation model which takes into account, as of the valuation date, factors including the current exercise price, the expected life of the warrant, the current price of the underlying stock, its expected volatility, holding cost and the risk-free interest rate for the term of the warrant. The warrant liability is revalued at each reporting period and changes in fair value are recognized in the consolidated statements of operations and comprehensive loss.

e)

In May 2018 in connection with its entrance into the Hercules Loan Agreement, the Company repaid its existing loan and security agreement with Innovatus Life Sciences Lending Fund I, LP. The Company recognized a loss of $1.4 million on the extinguishment of notes payable which is included in interest expense on the consolidated statements of operations and comprehensive loss for the three and six months ended June 30, 2018. In May 2017 in connection with its entrance into the Innovatus Loan Agreement, the Company repaid its then-existing credit facility with Silicon Valley Bank and Oxford Finance LLC. The Company recognized a loss of $308,000 on the extinguishment of notes payable which is included in interest expense on the consolidated statements of operations and comprehensive loss for the three and six months ended June 30, 2017.